                                       November 18, 1999

Mr. King Harris
President
Pittway Corporation
200 South Wacker Drive
Chicago, Illinois  60602-5802

Dear King:

This is to confirm the engagement of William Blair & Company, L.L.C. ("Blair") by Pittway Corporation (the "Company") to render certain investment banking services in connection with one or more possible business combinations (through tender offer, merger, or sale or exchange of 50% or more of the outstanding capital stock of the Company) of the Company with another company (each such other company being referred to as an "Other Party") (each, a "Possible Transaction").

         1. SERVICES TO BE RENDERED. Blair will perform such of the following services in connection with each Possible Transaction as the Company may reasonably request:

                  a. Blair will familiarize itself to the extent it deems appropriate with (i) the business, operations, financial condition and prospects of the Company and the financial condition of the Other Party (it being expressly understood, however, that Blair will not contact any of the Company's customers or suppliers without the Company's prior consent) and (ii) the financial terms of the Possible Transaction;

                  b. Blair will participate with the Company and its counsel in negotiations relating to the Possible Transaction;

                  c. Blair will participate in meetings of the Board of Directors of the Company (such participation to be in person or by telephone, as appropriate) at which the Possible Transaction is to be considered and, as appropriate, will report to the Board of Directors with respect thereto; and

                  d. If requested, Blair will (i) render an opinion (the "Opinion") (such Opinion will be in writing if requested by the Company), as to the fairness, from a financial point of view, to the Company's Common and Class A stockholders (other than the Other Party) of the consideration to be received by such stockholders in the Possible Transaction or (ii)










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Pittway Corporation                   -2-                      November 18, 1999



                           advise the Board of Directors that Blair is unable to render an Opinion due to the inadequacy of such consideration. The Opinion will be in such form and with such qualifications as determined appropriate by Blair.

                  In connection with Blair's activities on the Company's behalf, the Company agrees to cooperate with Blair and will furnish to, or cause to be furnished to, Blair all information and data concerning the Company and each Other Party available to the Company (the "Information") which Blair reasonably deems appropriate and will provide Blair with access to the Company's officers, directors, employees and advisors (it being expressly understood, however, that Blair will not contact any of the Company's employees without the Company's prior consent). The Company represents and warrants that all Information made available to Blair by the Company with respect to a Possible Transaction (other than information regarding the Other Party) will be complete and correct and that any Company projections, forecasts or other Information provided by the Company to Blair will have been prepared in good faith and will be based upon reasonable assumptions. The Company agrees to promptly notify Blair if the Company believes that any Information which was previously provided to Blair has become materially misleading. The Company acknowledges and agrees that, in rendering its services hereunder, Blair will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Blair) without assuming any duty of independent verification thereof or independent appraisal or evaluation of the Company or any Other Party. Blair does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company or any Other Party. If all or any portion of the business of the Company or any Other Party is engaged in through subsidiaries or other affiliates, the references in this paragraph to the Company or such Other Party will, when appropriate, be deemed also to include such subsidiaries or other affiliates.

                  It is further understood that, except as provided in Section 7, any advice rendered by Blair pursuant to its engagement hereunder, including any advice rendered during the course of participating in negotiations and meetings of the Board of Directors of the Company, as well as any written Opinion(s) rendered and any written materials provided by Blair, are intended solely for the benefit and confidential use of the Board of Directors and will not be reproduced, summarized, described or referred to or given to any other person for any purpose without Blair's prior written consent. Notwithstanding the preceding sentence, any written Opinion may be included in a proxy statement or an offer to purchase to be mailed to the stockholders of the Company in connection with a Possible Transaction, provided that (i) such written Opinion is reproduced therein in its entirety and (ii) that any description of or reference to Blair or the advice rendered by Blair in such proxy statement or offer to purchase is in a form reasonably acceptable to Blair and its counsel. Blair hereby consents to reliance on any written Opinion by members of the Harris Family and others who act in a fiduciary capacity (as trustees or otherwise) in respect of members of the Harris Family ( the "Harris Family Fiduciaries").









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Pittway Corporation                   -3-                      November 18, 1999


2.               FEES. The Company agrees to pay Blair:

                 a a retainer fee of $250,000, upon execution of this letter agreement;

                 b. An additional fee of $1,500,000 will be payable promptly after Blair (i) has advised the Board of Directors as to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be received by such stockholders with respect to each and every Possible Transaction or (ii) has advised that it is unable to render an opinion to such effect.

                 c. In the event that a Possible Transaction is consummated, the
                    Company will pay or cause to be paid to Blair a fee equal to 0.35% (thirty-five one-hundredths of one per cent) of the Transaction Consideration (as defined below) plus an additional 1.15% of the amount, if any, that the Transaction Consideration increases due to the price per share for the Company's capital stock, options, stock appreciation rights or other equity securities paid or payable being greater than $45 per share. The fee payable pursuant to this subparagraph c shall be reduced by the aggregate of all fees previously paid pursuant to this Section 2.

                  For purposes of this letter agreement, the term "Transaction Consideration" will mean the total amount of cash and the fair market value of all securities or other property paid or payable directly or indirectly to the Company or any of the Company's security holders in connection with a Possible Transaction which is consummated, including, without limitation, (i) amounts paid (A) to holders of any options or stock appreciation rights issued by the Company, whether or not vested; (B) to holders of any warrants or convertible securities of the Company and (C) pursuant to covenants not to compete other than any such agreements included in employment contracts or similar arrangements; and (ii) the total amount of indebtedness for borrowed money (including capitalized leases and the like but excluding bankers' acceptances and any synthetic lease of the proposed Ademco facility) of the Company repaid, retired, extinguished or assumed in connection with such Possible Transaction, or which otherwise remains outstanding with the Company or any affiliate thereof as of the closing of such Possible Transaction or which is assumed by the Other Party or an affiliate thereof; reduced by the total amount of cash and marketable securities (including the Company's stock holding in Cylink Corporation but excluding other items listed on the Company's Investment balance sheet line, each valued at quoted market less taxes payable upon sale) which remain with the Company or any affiliate thereof as of such closing.

                  Amounts paid into escrow in connection with any Possible Transaction will also be included as part of the Transaction Consideration and the portion of Blair's fee related to such escrow payments will be payable upon the release of payment thereof from such escrow. Transaction Consideration also will include the aggregate amount of any dividends or other distributions declared by the Company with respect to its stock after the date hereof, other than normal recurring cash dividends in amounts not materially greater than currently paid.

Pittway Corporation                   -4-                      November 18, 1999


                  The fee payable to Blair upon consummation of a Possible Transaction will be payable in full, in cash, upon the closing of the Possible Transaction except as set forth above; provided, however, that if the value of the Transaction Consideration includes consideration the receipt of which is contingent upon the passage of time or the occurrence of some future event or circumstance ("Contingent Value"), the portion of Blair's fee related to the Transaction Consideration attributable to such Contingent Value will be paid to Blair at the date on which payment of such Contingent Value is due.

                  The fee payable to Blair upon consummation of a transaction involving a tender offer, merger or other purchase or sale of stock will become payable by the Company when ownership of outstanding Common stock and/or Class A stock of the Company having 50% or more of the voting rights on matters other than the election of directors is acquired by any Other Party, directly or indirectly, including pursuant to a merger. In that event, such Transaction Consideration will be calculated under the above definition of aggregate Transaction Consideration as though 100% of the outstanding Common stock and Class A stock had been acquired for the highest per share amount paid in the transaction in which such ownership is acquired and outstanding options, warrants, convertible securities and stock appreciation rights had been cashed out based on such amount. Nevertheless, Blair's services pursuant to this letter agreement will continue after such ownership is obtained to assist the Company with a second step merger, if any, or similar transaction.

                  If any portion of the Transaction Consideration is paid in the form of securities for which a public trading market existed prior to consummation of the Possible Transaction, the value of such securities, for purposes of calculating the Transaction Consideration, will be determined by the closing or last sales price for such securities on the last trading day prior to the consummation or effectiveness of the Possible Transaction. If such securities do not have an existing public trading market, the value of the securities will be the mutually agreed upon fair market value on the day prior to the consummation of the Possible Transaction; provided that promissory notes or other debt obligations will be valued at the face amount thereof.

         3. EXPENSES. The Company will reimburse Blair for all out-of-pocket expenses (including fees and expenses of its counsel and any other independent experts retained by Blair) reasonably incurred by it in connection with its engagement hereunder. Such reimbursement will be payable promptly upon submission by Blair of statements to the Company. It is expressly understood that the foregoing shall not apply to any expenses incurred by David Coolidge in his capacity as a director of the Company.

         4. INDEMNIFICATION AND CONTRIBUTION. Blair and the Company have entered into a separate indemnity agreement, dated the date hereof (the "Indemnity Agreement"), providing among other things for the indemnification of Blair by the Company in connection with Losses and Expenses (as defined in the Indemnity Agreement) in connection with Blair's engagement hereunder. The terms of the Indemnity Agreement are incorporated by reference into this letter agreement.

Pittway Corporation                   -5-                      November 18, 1999


         5.       TERMINATION. Blair's engagement hereunder may be terminated
                  (x) by the Company at any time, with or without cause, upon written notice to Blair, (y) by Blair at any time for cause upon written notice to the Company or (z) by Blair at any time more than three months after the date hereof, with or without cause, upon written notice to the Company; provided, however, that (a) no such termination will affect Blair's right to expense reimbursement under Section 3, the payment of any accrued and unpaid fees pursuant to Section 2, the indemnification contemplated by Section 4 or the Indemnity Agreement and (b) if the Company, directly or indirectly, consummates any Possible Transaction within twenty-four months following such termination with any party (i) with respect to a Possible Transaction with which (whether or not proposed by such party) Blair has rendered material advice to the Company during its engagement hereunder or (ii) with which during Blair's engagement hereunder the Company has directly or indirectly held discussions regarding, or to which during such engagement the Company has furnished information regarding the Company in the context of, a Possible Transaction, then Blair will be entitled to the full amount of the fee contemplated by
                  Section 2; provided, however, that Blair will not be entitled to any fee contemplated by Section 2 (other than any such fee accrued and unpaid as of such termination) if in connection with the Possible Transaction with such party the Company offers to reinstate Blair's engagement on the terms provided herein and Blair declines such engagement (and does not accept engagement on other mutually agreeable terms) or does not fulfill such engagement.

         6. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. This letter agreement and the Indemnity Agreement will be deemed made in Illinois and will be governed by the laws of the State of Illinois. The Company irrevocably submits to the jurisdiction of any court of the State of Illinois or the United States District Court of the Northern District of the State of Illinois for the purpose of any suit, action or other proceeding arising out of this letter agreement or the Indemnity Agreement, or any of the agreements or transactions contemplated hereby, which arises between Blair and the Company. Each of the Company (and, to the extent permitted by law, on behalf of the Company's equity holders and creditors) and Blair hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with the Indemnity Agreement, this letter agreement and the transactions contemplated hereby (including, without limitation, any Possible Transaction).

         7. NO RIGHTS IN EQUITYHOLDERS, CREDITORS. This letter agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the Indemnity Agreement and the Harris Family Fiduciaries as provided in Section 1. The Company acknowledges and agrees that (i) Blair will act as an independent contractor and is being retained solely to assist the Company in its consideration of any efforts to effect a Possible Transaction and that, other than as expressly stated in any Opinion, Blair is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating a Possible Transaction, (ii) Blair is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equityholders or creditors of the Company, any affiliate of the Company or any









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Pittway Corporation                   -6-                      November 18, 1999


                  other person by virtue of this letter agreement and the retention of Blair hereunder, all of which duties and liabilities are hereby expressly waived, and (iii) any Opinion or advice rendered by Blair does not constitute a recommendation to any equityholder that such equityholder might or should take action in connection with a Possible Transaction. Neither equityholders nor creditors of the Company are intended beneficiaries hereunder.

         8. BLAIR; OTHER ADVISORS. It is understood and agreed that Blair may, from time to time, make a market in, have a long or short position, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, the Company and other entities which are or may be the subject of the engagement contemplated by this letter agreement. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

         9. OTHER. The Company agrees that it will not enter into an agreement involving a sale of all or substantially all of the Company's assets or operations, unless such agreement expressly provides for the unconditional assumption of the Company's obligations to Blair under this letter agreement and the Indemnity Agreement. This letter agreement may not be modified or amended except in writing executed by the parties hereto. This letter agreement, and any modification or amendment thereto, may be executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed copy to us. We look forward to working with you.

                                       Very truly yours,


                                       WILLIAM BLAIR & COMPANY, L.L.C.



                                       By:___________________________________

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN

PITTWAY CORPORATION



By:_________________________________
      Name:
      Title:

                               Pittway Corporation
                             200 South Wacker Drive
                          Chicago, Illinois 60602-5802

                                                  November 18, 1999

William Blair & Company,  L.L.C.
222 West Adams Street
Chicago, Illinois 60606

Gentlemen:

In connection with your engagement by Pittway Corporation (the "Company") pursuant to the letter agreement of even date herewith (the "Engagement Letter"), as the same may be modified or amended from time to time hereafter, the Company hereby agrees to indemnify and hold harmless William Blair & Company, L.L.C. ("Blair") and each of the Other Indemnified Parties (as defined below) to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, costs, disbursements and liabilities (including amounts paid in settlement) (collectively, "Losses") and expenses (including, without limitation, all fees and expenses of Blair's and each of the Other Indemnified Parties' counsel and all of Blair's and each of the Other Indemnified Parties' reasonable travel and other out-of-pocket expenses incurred at the Company's request or otherwise incurred in connection with the investigation of any pending or threatened claims or the preparation for, the defense of, or the furnishing of evidence in, any pending or threatened litigation, investigation or proceedings, whether or not Blair or any Other Indemnified Party is a party thereto) (collectively, "Expenses") based upon, arising out of or in any way relating to (a) oral or written information provided by the Company to Blair or any party to a Possible Transaction (as defined in the Engagement Letter), (b) action by the Company or action by Blair at the request of the Company or with the Company's consent, (c) any Possible Transaction or any Opinion (as defined in the Engagement Letter) or
(d) Blair's engagement under the Engagement Letter; provided that the Company will have no obligation to indemnify and hold harmless Blair or any of the Other Indemnified Parties pursuant to this clause (d) in respect of any Losses or Expenses which are finally judicially determined to have resulted primarily and directly from the gross negligence or bad faith of Blair in fulfilling its duties under the Engagement Letter. Expenses will be reimbursed or advanced when and as incurred promptly upon submission by Blair of statements to the Company. The Other Indemnified Parties will mean and include (i) Blair's affiliates, (ii) the respective members, principals, partners, directors, officers, agents and employees of and counsel to Blair and its affiliates, (iii) each other person, if any, controlling Blair or any of its affiliates (in the case of clauses (i) through (iii), excluding David Coolidge solely in his capacity as a director of the Company) and (iv) the successors, assigns, heirs and personal representatives of any of the foregoing.

If any litigation, investigation or proceeding is commenced as to which Blair proposes to demand indemnification, Blair will notify the Company with reasonable promptness; provided, however, that any failure by Blair to notify the Company will relieve the Company from its obligations hereunder only to the extent the Company has been prejudiced by such failure or delay. Blair will have the right to retain counsel (and local counsel, if appropriate) of its own choice to represent it, and the Company will pay the reasonable fees, expenses and disbursements of such counsel. The Company retains the right to participate in the defense of such litigation, investigation or










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Pittway Corporation                    -2-                     November 18, 1999




proceeding as to which Blair seeks indemnification through counsel of the Company's choice (the cost of which will be paid by the Company) and Blair will reasonably cooperate with such counsel and the Company (including, to the extent possible and consistent with its own interests, keeping the Company reasonably informed of such defense). The Company will be liable for any settlement of any claim against Blair made with the Company's written consent, which consent will not be unreasonably withheld.

If, for any reason, the foregoing indemnification is unavailable to Blair or any of the Other Indemnified Parties or is insufficient to hold them harmless in respect of any Losses or Expenses, then the Company will contribute to the amount paid or payable by Blair or any of the Other Indemnified Parties as a result of such Losses and Expenses in such proportion as is appropriate to reflect the relative benefits (or anticipated benefits) to the Company and its stockholders on the one hand and Blair and the Other Indemnified Parties on the other hand from the Possible Transaction, or if such allocation is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its stockholders on the one hand and Blair and the Other Indemnified Parties on the other hand, but also the relative fault of the Company, its directors, officers, employees, agents and advisers (other than Blair) on the one hand and Blair and the Other Indemnified Parties on the other hand, as well as any other relevant equitable considerations. The relative benefits received (or anticipated to be received) by the Company and its stockholders on the one hand and by Blair and the Other Indemnified Parties on the other hand will be deemed to be in the same proportion as the Transaction Consideration (as defined in the Engagement Letter) bears to the total fees paid to Blair pursuant to the Engagement Letter. The relative fault of any party or other person will be determined by reference to such party's or person's knowledge, access to information and opportunity to prevent or correct any misstatement, omission, misconduct or breach of duty. In no event will the amount required to be contributed by Blair and the Other Indemnified Parties hereunder exceed the total amount of fees paid to Blair pursuant to the Engagement Letter. You and we agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

The reimbursement, indemnity and contribution obligations of the Company hereunder will (i) be in addition to any liability which the Company may otherwise have, (ii) survive the completion or termination of Blair's engagement under the Engagement Letter and (iii) shall be binding upon any successors and assigns of the Company.

In the event that any litigation, investigation or proceeding relating to the transaction contemplated by the Engagement Letter is commenced or threatened against the Company, the Company will not settle any such pending or threatened litigation, investigation or proceeding unless (i) Blair, by name, and the Other Indemnified Parties, by description, are included in any release or settlement agreement, whether or not Blair and the Other Indemnified Parties are named as defendants in such litigation or proceeding, (ii) Blair and the Other Indemnified Parties are unconditionally released from all claims and liabilities asserted or which could have been asserted in such litigation, investigation or proceeding and (iii) there is no statement in any such release or settlement agreement as to an admission of fault, culpability or failure to act by or on behalf of Blair or the Other Indemnified Parties.

This Indemnity Agreement will be deemed made in Illinois. The validity and interpretation of this Indemnity Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). The Company irrevocably submits to the jurisdiction of

Pittway Corporation                    -3-                     November 18, 1999



any court of the State of Illinois or the United States District Court of the Northern District of the State of Illinois for the purpose of any suit, action or other proceeding arising out of this Indemnity Agreement which is brought by or against the Company. Each of the Company (and, to the extent permitted by law, on behalf of the Company's equity holders and creditors) and Blair hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Indemnity Agreement.

This Indemnity Agreement may not be modified or amended except in writing executed by the parties hereto. This Indemnity Agreement, and any modification or amendment thereto, may be executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

                                         Very truly yours,

                                         PITTWAY CORPORATION



                                         By: ________________________________



Agreed and accepted as of
the date above.

WILLIAM BLAIR & COMPANY, L.L.C.



By: ______________________________